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                                                                    Exhibit 99.1

Io                INPUT/OUTPUT, INC.



NEWS RELEASE
FOR FURTHER INFORMATION CONTACT:
C. ROBERT BUNCH
CHIEF ADMINISTRATIVE OFFICER
(281) 933-3339
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TUESDAY, AUGUST 6, 2002

                        INPUT/OUTPUT ANNOUNCES REPURCHASE
                         OF CONVERTIBLE PREFERRED STOCK


HOUSTON - Input/Output, Inc. (NYSE: IO) announced that earlier today it repurchased all of the 40,000 outstanding shares of its Series B Convertible Preferred Stock and all of the 15,000 outstanding shares of its Series C Convertible Preferred Stock (the "Preferred Stock") from the holder, SCF-IV, L.P. ("SCF"), a Houston-based private equity fund specializing in oil service investments. In exchange for the Preferred Stock, IO has paid SCF $30 million in cash at closing, issued SCF a $31 million unsecured promissory note due May 7, 2004 (the "Note") and granted SCF warrants to purchase 2,673,517 shares of IO common stock at $8.00 per share through August 5, 2005. The Note bears interest at 8 percent per annum until May 7, 2003, at which time the interest rate will increase to 13 percent. Immediately preceding the closing of this transaction, David C. Baldwin, the elected representative of the holder of the Preferred Stock, resigned from the Company's board of directors.

         The Series B and Series C Convertible Preferred Stock were issued in May 1999 and August 1999, respectively, at a purchase price of $1,000 per share (the "Stated Value"), for an aggregate of $55 million. Since that time, the Preferred Stock has earned an 8 percent dividend, of which 1 percent was paid quarterly in cash and the balance was accrued to increase the Adjusted Stated Value ($1,000 per share Stated Value plus accrued and unpaid dividends) of the Preferred Stock. The Adjusted Stated Value of the Preferred Stock as reflected in the equity section of the Company's June 30, 2002 balance sheet was $68.3 million. The comparable Adjusted Stated Value of the Preferred Stock as of today would be $68.8 million.


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         The Preferred Stock became convertible at the option of SCF on May 7,
2002. Under its terms, the number of shares into which the Preferred Stock would have been convertible is the greater of (i) Stated Value divided by approximately $8.14 per share or (ii) Adjusted Stated Value divided by the average market price of IO common stock during the ten-day trading period immediately prior to conversion. IO had the right, without the holder's consent, to redeem for cash up to one-half of any Preferred Stock tendered for conversion based on the Adjusted Stated Value of such Preferred Stock on the conversion date. If SCF had converted all of the Preferred Stock today and IO had declined to exercise its redemption rights, SCF would have received about 9.2 million shares of IO common stock, representing 15.3% of the total outstanding common stock of the Company after giving effect to the conversion.

         According to L.E. Simmons, Chairman and President of SCF's general partner, "We are pleased to be able to realize our liquidity objectives for SCF in a manner consistent with the Company's longer-term objectives and potential." Mr. Simmons continued, "During the past twelve months, we have monetized all or part of SCF's investments in six companies, enabling us to make significant capital distributions to our investors. We remain quite optimistic that we will realize significant additional value from our continuing equity investment in IO."

         "This transaction satisfies SCF's interest in liquidity without compromising IO's balance sheet or causing the issuance of a large number of common shares at a price that the Company believes is significantly below its intrinsic value," said Tim Probert, the Company's President and Chief Executive Officer. "Our current stock price reflects the widespread economic uncertainty as well as the cyclical downturn in the oil service markets. In addition, our recent operating results have been impacted by heavy expenditures necessary to bring new technologies, principally based on the Company's revolutionary VectorSeis(R) digital sensor, to market. However, our first products based on the VectorSeis platform were only commercially introduced this May and have not yet had an opportunity to fully prove themselves in the marketplace. Therefore, we are quite pleased that we were able to accommodate SCF's desires in a way that both preserves value for our common shareholders and maintains the Company's ability to pursue its strategic objectives. This transaction also satisfies the criteria under which we have previously repurchased our common stock."


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         Simmons & Company International represented I/O in this transaction.
Simmons & Company, headquartered in Houston, Texas, is an investment bank which focuses on the global energy industry.

About Input/Output, Inc. - Input/Output, Inc., is an industry leader in seismic acquisition imaging technology for land, marine, transition zone and in-well exploration, production and reservoir monitoring. The company specializes in technology that creates value for the energy industry in the areas of 2D, 3D, 4D and multi-component seismic data. Additional information on Input/Output, Inc. is available at www.i-o.com or via email at ir@i-o.com.

The information included herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning the expected value of I/O's common stock, future industry performance, future operating results and market acceptance of new technology, principally the Company's VectorSeis digital sensor. Actual results may vary fundamentally from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include future growth in demand for geophysical products and services, the timing and development of I/O's products and services and market acceptance of I/O's new and revised product offerings. Additional risk factors which could affect actual results are disclosed by I/O from time to time in its filings with the Securities and Exchange Commission.